UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   BERRY, WILLIAM W.
   1501 NORTH HAMILTON STREET
   RICHMOND, VA  23230
   USA
2. Issuer Name and Ticker or Trading Symbol
   UNIVERSAL CORPORATION
   UVV
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/11/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                 |      |    |                  |   |           |1179               |D*    |                           |
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COMMON STOCK                 |      |    |                  |   |           |600                |D     |                           |
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COMMON STOCK                 |      |    |                  |   |           |2,100              |D**   |                           |
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                             |      |    |                  |   |           |-----------        |      |                           |
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                             |      |    |                  |   |TOTAL      |3,879              |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
COMMON STOCK            |21.50   |10/25|    |***        |A  |     |     |            |1,000  |       |            |   |            |
                        |        |/94  |    |           |   |     |     |            |       |       |            |   |            |
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COMMON STOCK            |21.625  |10/24|    |***        |A  |     |     |            |1,000  |       |            |   |            |
                        |        |/95  |    |           |   |     |     |            |       |       |            |   |            |
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COMMON STOCK            |26.875  |10/23|    |***        |A  |     |     |            |1,000  |       |            |   |            |
                        |        |/96  |    |           |   |     |     |            |       |       |            |   |            |
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COMMON STOCK            |37.875  |10/29|    |***        |A  |     |     |            |1,000  |       |            |   |            |
                        |        |/97  |    |           |   |     |     |            |       |       |            |   |            |
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COMMON STOCK            |37.125  |10/28|    |***        |A  |     |     |            |1,000  |       |            |   |            |
                        |        |/98  |    |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*SHARES HELD IN THE DIVIDEND REINVESTMENT PLAN
**SHARES WERE GRANTED FOR SERVICE AS A DIRECTOR. TRANSFER OF THE SHARES IS PROHIBITED AND THE
SHARES MAY BE FORFEITED TO THE COMPANY UNLESS CERTAIN SPECIFIED CONDITIONS ARE MET.
***GRANT TO REPORTING PERSON OF OPTIONS TO BUY 1,000 SHARES OF COMMON STOCK UNDER THE
UNIVERSAL CORPORATION 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE
DIRECTORS.
SIGNATURE OF REPORTING PERSON
WILLIAM W. BERRY SIGNATURE OF FILE-FILED ELECTRONICALLY
DATE
AUGUST 9, 1999